Exhibit 99.1

CONSENT OF WEDBUSH SECURITIES INC.

We hereby consent to the inclusion of our opinion dated August 11, 2010 to the Board of Directors of Emergent BioSolutions, Inc. (“Emergent BioSolutions”) included as Annex F in the proxy statement/prospectus of Emergent BioSolutions (“Proxy Statement/Prospectus”), which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of 30333 Inc., a wholly owned subsidiary of Emergent, with and into Trubion Pharmaceuticals, Inc. (“Trubion”) and to the references to our opinion in the Proxy Statement/Prospectus. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  Wedbush Securities Inc.
WEDBUSH SECURITIES INC.

September 23, 2010